Exhibit 99.1

tw telecom Reports Third Quarter 2012 Results
Grew revenue 7.1%, Net Income 43.7% and Modified EBITDA1 9.2% year over year
Delivered 37.0% Modified EBITDA margin1 for the quarter
Launched Ethernet Capabilities enabling Nationwide Coverage from a Single Connection Point

LITTLETON, Colo. - November 5, 2012 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its third quarter 2012 financial results, including $368.9 million of revenue, net income of $21.0 million, $136.5 million of Modified EBITDA (“M-EBITDA”), $111.2 million of net cash provided by operating activities and $37.2 million of levered free cash flow3.

“We delivered ongoing revenue growth and strong Modified EBITDA margin as we generated substantial levered free cash flow this quarter,” said Larissa Herda, tw telecom's Chairman, CEO and President. “We've deployed many new products and features this year to meet our customers' rapidly changing requirements, including recently introducing new Ethernet capabilities and advancing our Intelligent Network. Our product investments are differentiating us in the marketplace as we continue to innovate to deliver faster, better and easier network solutions to serve our customers.”

Highlights for the Third Quarter 2012

•	Grew total revenue 1.2% sequentially and 7.1% year over year

•	Grew enterprise revenue 2.0% sequentially and 9.8% year over year

•	Grew data and Internet revenue 3.7% sequentially and 14.9% year over year, now representing 51% of total revenue, driven primarily by strategic Ethernet & VPN solutions

•	Grew net income 8.5% sequentially and 43.7% year over year

•	Grew M-EBITDA 1.9% sequentially and 9.2% year over year

•	Delivered 37.0% M-EBITDA margin

•	Prepaid $101.5 million of the January 2013 tranche of Term Loan B

•	Launched a successful offering of $480 million principal amount 5.375% Senior Notes due 2022, which closed October 2, 2012

•	Delivered $111.2 million in net cash provided by operating activities and $37.2 million of levered free cash flow, representing 10.1% of revenue

Business Trends

    “We achieved another quarter of solid comprehensive financial results,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer, “as we absorbed the impact of some expected regulatory and tax rate decreases. Our data and Internet revenue, which now represents over half of our total revenue stream, grew at an increased sequential rate this quarter than the past two quarters as we continue to differentiate ourselves with powerful customer solutions.”

“Our bookings7, or sales, were lower this quarter, primarily in September, coming off a very strong second quarter and strengthened as we started the fourth quarter with strong October sales, a solid sales funnel and a lot of customer interest in our new products,” said Peters. “Throughout the past year we've transitioned more of our sales force to focus on larger enterprise opportunities, contributing to a slight contraction in our sales headcount year over year. We expect to grow our sales force over the course of the next year to leverage our new product offerings as well as market opportunities across our national footprint.”

New Products

“We continue to deliver new product innovation,” said John Blount, tw telecom's Chief Operating Officer, “including the launch in October of a new Ethernet service that enables national Ethernet coverage from a single connection - our “One-to-Many” offering - as well as further advancing our Intelligent Network. We anticipate launching a new Enhanced Management feature near year end, which will further enable efficiencies for enterprise businesses. We believe our strategic innovation, including our unique foundational design and scalability, will continue to distance us from the competition.”

Operational Metrics

Revenue churn4 was 0.8% for the current quarter, down from 0.9% in the prior quarter and 1.0% in the same period last year. The improvement in revenue churn for the quarter was reduced by an increase in repricing upon contract renewal. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, which is consistent with the prior quarter and down from 0.3% for the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 27,700 customers as of September 30, 2012. Customer churn4 was 0.9% for the current quarter, down from 1.0% in both the prior quarter and the same quarter last year. The Company ended the third quarter with over 28,000 fiber route miles (of which approximately 22,000 were metro miles).

Capital Expenditures

Capital expenditures were $83.9 million for the quarter as compared to the prior quarter of $80.8 million and for the same period last year of $86.0 million, with the majority of the investments in each period related to success-based initiatives.

The Company expects capital spending to increase in the fourth quarter with much of the increase related to the timing of both success-based and strategic initiatives including network expansion and other infrastructure projects. Capital investments for the year are expected to be at the lower end of the original guidance of $345 to $355 million. The Company also expects the majority of these investments to be tied to new success-based opportunities.

Other

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

Intercarrier compensation revenue represented 2% of total revenue for the third quarter. Due to a November 2011 FCC order, intercarrier compensation revenue will decline over a six-year period beginning July 2012. The Company lowered rates in July to comply with the order with an approximate $1 million impact to revenue in the third quarter for the mandated rate step down, with the next rate step down to occur in the third quarter of next year.

On October 2, 2012, the Company completed a private offering of $480 million principal amount 5.375% Senior Notes due 2022 at an offering price of 100% of the principal amount. The Company plans to use the net proceeds of this offering to settle the conversion obligations for the Convertible Debentures to the extent holders elect to convert their Convertible Debentures and the Company elects to settle the conversion obligations in whole or in part in cash, or if the Company otherwise redeems the Convertible Debentures. Any net proceeds not used for these purposes would be used for general corporate purposes.

Year over Year Results - Third Quarter 2012 compared to Third Quarter 2011

Revenue

Revenue for the quarter was $368.9 million compared to $344.5 million for the third quarter last year, representing a year over year increase of $24.4 million or 7.1%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$26.2 million increase in revenue from enterprise customers, or 9.8% year over year, driven primarily by data and Internet services

•
$1.5 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, partially offset by Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue year over year was as follows:

•
14.9% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 51% of total revenue for the quarter compared to 48% a year ago

•	6.8% increase in voice services, primarily reflecting sales of converged and other voice solutions as well as an increase in certain taxes and fees, partially offset by churn

•
6.5% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services and a decrease in certain taxes and fees, which outpaced growth in high capacity and colocation services

Operating Costs

Operating costs for the quarter increased year over year, primarily as a result of revenue growth, which included increases in network access costs and certain taxes and fees, as well as fluctuations in franchise fees. As a result of these increases, somewhat offset by efficiency gains, operating costs as a percentage of revenue were 42.3% for the quarter and 41.9% for the same period last year. Modified gross margin6 as a percentage of revenue was 57.8% in the current quarter compared to 58.3% in the same period last year due to an increase in operating costs discussed above.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of an increase in employee-related costs, property and other taxes and regulatory fees. SG&A costs as a percentage of revenue decreased to 22.6% for the quarter from 23.8% for the same period last year, reflecting scaling of employee costs which declined as a percentage of revenue year over year.

Net Income

Net income grew 43.7% to $21.0 million for the quarter from $14.6 million for the same period last year. The increase was primarily driven by M-EBITDA growth, partially offset by an increase in income tax expense. Earnings per share grew to $0.14 for the quarter compared to $0.10 in the same period last year.

M-EBITDA and Margins

M-EBITDA grew to $136.5 million for the quarter, an increase of 9.2% from the same period last year primarily as a result of revenue growth. M-EBITDA margin for the quarter was 37.0% as compared to 36.3% for the same period last year, as employee costs as a percentage of revenue declined year over year somewhat offset by the dilutive impact of the growth in certain taxes and fees.

Sequential Results - Third Quarter 2012 compared to Second Quarter 2012

Revenue

Revenue for the quarter was $368.9 million, as compared to $364.5 million for the second quarter of 2012, an increase of $4.4 million, or 1.2%, representing the 32nd consecutive quarter of sequential growth. Revenue grew due to ongoing enterprise growth. Key changes in revenue included:

•	$5.7 million increase in enterprise revenue, representing 2.0% sequential growth driven primarily by data and Internet services, partially offset by a decrease in certain taxes and fees

•
$0.8 million decrease in revenue from carrier customers, primarily reflecting churn and repricing for contract renewals, offset by growth in Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue sequentially was as follows:

•	3.7% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based product sales and other services, partially offset by churn and repricing

•	Voice services were unchanged, primarily reflecting an increase in sales of converged solutions offset by churn and decreases in certain taxes and fees as a result of rate reductions

•	2.1% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and collocation services

Operating Costs

Operating costs increased primarily as a result of revenue growth and included increased network access costs and seasonally higher maintenance and utility costs, somewhat offset by a reduction in certain taxes and fees. Operating costs were 42.3% of revenue for the quarter and 42.0% for the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 57.8% compared to 58.2% in the prior quarter due to an increase in operating costs discussed above.

Selling, General and Administrative Costs

SG&A costs decreased reflecting a decrease in employee and other costs, partially offset by an increase in bad debt expense. SG&A was 22.6% of revenue for the quarter and 23.2% for the prior quarter.

Net Income

Net income grew to $21.0 million for the quarter from $19.3 million in the prior quarter, primarily reflecting M-EBITDA growth, partially offset by an increase in income tax expense. Earnings per share was $0.14 for the quarter compared to $0.13 in the prior quarter.

M-EBITDA and Margins

M-EBITDA was $136.5 million for the quarter, an increase of 1.9% from the prior quarter primarily as a result of revenue growth. M-EBITDA margin was 37.0% for the quarter compared to 36.8% for the prior quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 6, 2012 at
9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) Revenue churn is defined as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2012 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales funnel, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, the impact of regulatory changes, churn, business trends and fluctuations, taxes and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2011 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended September 30, 2012 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally.
tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	2012	2011	Growth %	2012	2011	Growth %
Revenue
Data and Internet services	$189,164	$164,670	14.9%	$548,495	$475,025	15.5%
Voice services	91,052	85,220	6.8%	271,681	251,880	7.9%
Network services	81,261	86,878	-6.5%	249,074	265,287	-6.1%
Service Revenue	361,477	336,768	7.3%	1,069,250	992,192	7.8%
Intercarrier compensation	7,457	7,688	-3.0%	23,112	23,192	-0.3%
Total Revenue	368,934	344,456	7.1%	1,092,362	1,015,384	7.6%
Expenses
Operating costs	156,195	144,161		458,374	425,141
Gross Margin	212,739	200,295		633,988	590,243
Selling, general and administrative costs	83,341	82,085		254,011	241,684
Depreciation, amortization and accretion	70,726	70,940		209,589	210,757
Operating Income	58,672	47,270	24.1%	170,388	137,802	23.6%
Interest expense	(15,495)	(16,012)		(46,551)	(48,302)
Debt extinguishment costs	(77)	—		(77)	—
Non-cash interest expense and deferred debt costs	(6,330)	(5,918)		(18,715)	(17,445)
Interest income	84	126		281	443
Income before income taxes	36,854	25,466	44.7%	105,326	72,498	45.3%
Income tax expense	15,885	10,873		45,706	30,979
Net Income	$20,969	$14,593	43.7%	$59,620	$41,519	43.6%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$212,739	$200,295		$633,988	$590,243
Add back non-cash stock-based compensation expense	473	565		1,428	1,737
Modified Gross Margin	213,212	200,860	6.1%	635,416	591,980	7.3%
Selling, general and administrative costs	83,341	82,085		254,011	241,684
Add back non-cash stock-based compensation expense	6,667	6,248		20,889	19,357
Modified EBITDA	136,538	125,023	9.2%	402,294	369,653	8.8%
Non-cash stock-based compensation expense	7,140	6,813		22,317	21,094
Depreciation, amortization and accretion	70,726	70,940		209,589	210,757
Net Interest expense	15,411	15,886		46,270	47,859
Debt extinguishment costs	77	—		77	—
Non-cash interest expense and deferred debt costs	6,330	5,918		18,715	17,445
Income tax expense	15,885	10,873		45,706	30,979
Net Income	$20,969	$14,593		$59,620	$41,519
Modified Gross Margin %	57.8%	58.3%		58.2%	58.3%
Modified EBITDA Margin %	37.0%	36.3%		36.8%	36.4%

Free Cash Flow:
Modified EBITDA	$136,538	$125,023	9.2%	$402,294	$369,653	8.8%
Less: Capital Expenditures	83,900	85,957	-2.4%	243,801	256,094	-4.8%
Unlevered Free Cash Flow	52,638	39,066	34.7%	158,493	113,559	39.6%
Less: Net interest expense	15,411	15,886	-3.0%	46,270	47,859	-3.3%
Levered Free Cash Flow	$37,227	$23,180	60.6%	$112,223	$65,700	70.8%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Sept 30, 2012	June 30, 2012	Growth %
Revenue
Data and Internet services	$189,164	$182,480	3.7%
Voice services	91,052	91,008	0.0%
Network services	81,261	83,009	-2.1%
Service Revenue	361,477	356,497	1.4%
Intercarrier compensation	7,457	8,006	-6.9%
Total Revenue	368,934	364,503	1.2%
Expenses
Operating costs	156,195	152,986
Gross Margin	212,739	211,517
Selling, general and administrative costs	83,341	84,580
Depreciation, amortization and accretion	70,726	70,469
Operating Income	58,672	56,468	3.9%
Interest expense	(15,495)	(15,612)
Debt extinguishment costs	(77)	—
Non-cash interest expense and deferred debt costs	(6,330)	(6,248)
Interest income	84	93
Income before income taxes	36,854	34,701	6.2%
Income tax expense	15,885	15,382
Net Income	$20,969	$19,319	8.5%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$212,739	$211,517
Add back non-cash stock-based compensation expense	473	455
Modified Gross Margin	213,212	211,972	0.6%
Selling, general and administrative costs	83,341	84,580
Add back non-cash stock-based compensation expense	6,667	6,594
Modified EBITDA	136,538	133,986	1.9%
Non-cash stock-based compensation expense	7,140	7,049
Depreciation, amortization and accretion	70,726	70,469
Net Interest expense	15,411	15,519
Debt extinguishment costs	77	—
Non-cash interest expense and deferred debt costs	6,330	6,248
Income tax expense	15,885	15,382
Net Income	$20,969	$19,319
Modified Gross Margin %	57.8%	58.2%
Modified EBITDA Margin %	37.0%	36.8%

Free Cash Flow
Modified EBITDA	$136,538	$133,986	1.9%
Less: Capital Expenditures	83,900	80,792	3.8%
Unlevered Free Cash Flow	52,638	53,194	-1.0%
Less: Net interest expense	15,411	15,519	-0.7%
Levered Free Cash Flow	$37,227	$37,675	-1.2%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Sept. 30 2012	Jun. 30 2012	Sept. 30 2011
Weighted Average Shares Outstanding (thousands)
Basic	147,973	147,497	147,084
Diluted (2)	150,359	149,532	148,999

Basic & Diluted Income per Common Share	$0.14	$0.13	$0.10

	As of
	Sept. 30 2012	Jun. 30 2012	Sept. 30 2011
Common shares (thousands)
Actual Shares Outstanding	151,271	150,966	149,332
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,598	4,573	4,300
Options (thousands)
Options Outstanding	5,065	5,375	6,824
Options Exercisable	4,369	4,674	4,950
Options Exercisable and In-the-Money	4,369	4,674	1,533

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Sept. 30 2012	Jun. 30 2012	Sept. 30 2011
ASSETS
Cash, equivalents, and short term investments	$459,397	$531,699	$469,093

Receivables	114,407	108,429	99,914
Less: allowance	(7,693)	(7,521)	(7,660)
Net receivables	106,714	100,908	92,254

Prepaid expenses and other current assets	19,475	19,929	22,842
Deferred income taxes	65,008	65,008	40,428
Total other current assets	84,483	84,937	63,270

Property, plant and equipment	4,186,321	4,116,329	3,958,489
Less: accumulated depreciation	(2,721,086)	(2,662,794)	(2,541,885)
Net property, plant and equipment	1,465,235	1,453,535	1,416,604

Deferred income taxes	123,063	136,988	194,081
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	19,362	14,928	19,417
Other assets, net of accumulated amortization	22,736	22,862	25,290
Total other non-current assets	577,855	587,472	651,482

Total	$2,693,684	$2,758,551	$2,692,703

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$61,819	$57,433	$66,356
Deferred revenue	44,413	43,856	41,724
Accrued taxes, franchise and other fees	65,975	65,274	68,708
Accrued interest	7,653	13,914	7,459
Accrued payroll and benefits	40,840	40,730	39,738
Accrued carrier costs	23,988	24,022	28,816
Current portion of debt and lease obligations	369,404	465,398	7,742
Other current liabilities	29,227	29,110	37,404
Total current liabilities	643,319	739,737	297,947

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,743	373,744	373,744
Unamortized Discount	(11,168)	(16,577)	(32,133)
Net	362,575	357,167	341,611
Floating rate senior secured debt - Term Loan B, due 1/7/2013	—	101,518	102,324
Floating rate senior secured debt - Term Loan B, due 12/30/2016	464,250	465,482	469,176
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	427,905	427,808	427,518
Capital lease obligations	17,917	17,837	16,594
Less: current portion	(369,404)	(465,398)	(7,742)
Total long-term debt and capital lease obligations	903,243	904,414	1,349,481

Long-Term Deferred Revenue	24,031	24,629	22,330
Other Long-Term Liabilities	36,840	36,046	33,636

Stockholders’ Equity	1,086,251	1,053,725	989,309

Total	$2,693,684	$2,758,551	$2,692,703

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Holders have the option to require the Company to purchase all or part of the debentures on April 1, 2013, April 1, 2016 or April 1, 2021; or at any time prior to April 1, 2026 to convert the debentures into equity. The Company has the right to redeem the debentures in whole or in part at any time on or after April 6, 2013.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Sept. 30 2012	Jun. 30 2012	Sept. 30 2011
Cash flows from operating activities:
Net Income	$20,969	$19,319	$14,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	70,726	70,469	70,940
Deferred income taxes	15,329	14,947	10,426
Stock-based compensation expense	7,140	7,049	6,813
Amortization of discount on debt and deferred debt costs and other	6,407	6,246	5,887
Changes in operating assets and liabilities:
Accounts receivable, net	(5,806)	(9,487)	(5,981)
Prepaid expenses and other current and noncurrent assets	1,226	(752)	(12,788)
Accounts payable	3,172	(6,367)	(13,961)
Accrued interest	(6,239)	6,418	(6,381)
Accrued payroll and benefits	165	10,724	1,037
Deferred revenue, current and noncurrent	(41)	3,521	4,336
Other current and noncurrent liabilities	(1,863)	(7,849)	1,004

Net cash provided by operating activities	111,185	114,238	75,925

Cash flows from investing activities:
Capital expenditures	(83,474)	(80,792)	(84,491)
Purchase of investments	(19,927)	(79,711)	(97,572)
Proceeds from sale of investments	20,828	69,579	97,562
Other investing activities, net	(1,178)	5,406	3,886
Net cash used in investing activities	(83,751)	(85,518)	(80,615)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	4,307	8,393	1,525
Purchases of treasury stock	—	—	(34,612)
Excess tax benefits from stock-based compensation	500	268	—
Retirement of debt obligation	(101,518)	—	—
Payment of debt and capital lease obligations	(1,601)	(1,834)	(1,713)

Net cash (used in) provided by financing activities	(98,312)	6,827	(34,800)

Increase (decrease) in cash and cash equivalents	(70,878)	35,547	(39,490)
Cash and cash equivalents at the beginning of the period	387,678	352,131	379,231
Cash and cash equivalents at the end of the period	$316,800	$387,678	$339,741

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$316,800	$387,678	$339,741
Short term investments	142,597	144,021	129,352
Total of cash, equivalents and short term investments	$459,397	$531,699	$469,093

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,009	$9,489	$23,079
Cash paid for income taxes, net of refunds	$1,508	$5,082	$575
Addition of capital lease obligation	$426	$—	$1,466

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$83,474	$80,792	$84,491
Addition of capital lease obligation	426	—	1,466
Total capital expenditures	$83,900	$80,792	$85,957

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2011				2012
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Buildings (2)	13,742	14,311	14,872	15,438	15,905	16,367	16,919
Headcount
Total Headcount	2,985	3,071	3,065	3,051	3,059	3,089	3,087
Sales Associates	564	553	564	555	551	546	543
Customers
Total Customers	27,234	27,322	27,376	27,509	27,495	27,569	27,699

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.